As filed with the Securities and Exchange Commission on July 31, 2015.

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Duke Realty Corporation

(Exact Name of Issuer as Specified in its Charter)

Indiana	35-1740409
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

600 East 96th Street, Suite 100

Indianapolis, Indiana 46240

(317) 808-6000

(Address, including zip code, and telephone number of Principal Executive Offices)

Duke Realty Corporation 2015 Long-Term Incentive Plan

(Full Title of the Plan)

DENNIS D. OKLAK

Chief Executive Officer

Duke Realty Corporation

600 East 96th Street, Suite 100

Indianapolis, Indiana 46240

(317) 808-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: MARK C. KANALY Alston & Bird LLP Atlantic Center Plaza 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3424 Telephone: (404) 881-7975

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	12,549,292(1)	$19.78(2)	$248,224,996(2)	$28,843.75

(1)	Amount to be registered consists of 12,549,292 shares of common stock of Duke Realty Corporation (“Duke Realty”) that may be issued under the Duke Realty Corporation 2015 Long-Term Incentive Plan (the “Plan”). The amount of common stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of Duke Realty.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h), based on the average of the high and low prices of Duke Realty’s common stock reported on the New York Stock Exchange on July 28, 2015.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b) Upon written or oral request, Duke Realty will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. Duke Realty will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for any of the above-mentioned information should be directed to the Investor Relations Department, at the address and telephone number on the cover of this Registration Statement.

PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement and deemed to be a part hereof:

(1) Duke Realty and Duke Realty Limited Partnership’s (the “Operating Partnership”) combined Annual Report on Form 10-K for the year ended December 31, 2014;

(2) The information specifically incorporated by reference into Duke Realty and the Operating Partnership’s combined Annual Report on Form 10-K for the year ended December 31, 2014 from Duke Realty’s Definitive Proxy Statement on Schedule 14A filed on March 11, 2015;

(3) Duke Realty and the Operating Partnership’s combined Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

(4) Duke Realty and the Operating Partnership’s combined Current Reports on Form 8-K or 8-K/A filed January 5, 2015, January 29, 2015, February 3, 2015, April 7, 2015, April 30, 2015, May 4, 2015, May 5, 2015, and May 27, 2015 (except for information furnished to the Commission that is not deemed to be “filed” for purposes of the Exchange Act);

(5) The description of Duke Realty’s common stock contained in its Registration Statement on Form 8-A dated January 2, 1986, as amended; and

(6) All other documents subsequently filed by Duke Realty pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold (except for information furnished to the Commission that is not deemed to be “filed” for purposes of the Exchange Act).

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities. Not Applicable.

Item 5. Interests of Named Experts and Counsel. Not Applicable.

Item 6. Indemnification of Directors and Officers.

Duke Realty is an Indiana corporation. Duke Realty’s officers and directors are and will be indemnified under Indiana law, the Sixth Amended and Restated Articles of Incorporation of Duke Realty, as amended (the “Articles of Incorporation”) and the partnership agreements, as amended, of Duke Realty Limited Partnership (the “Operating Partnership”) and Duke Realty Services Limited Partnership against certain liabilities. Chapter 37 of The Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. Duke Realty’s Articles of Incorporation do not contain any provision prohibiting or otherwise limiting such indemnification.

The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation that the conduct was in the corporation’s best interests and (B) in all other cases that the individual’s conduct was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

Duke Realty’s Articles of Incorporation provide for certain additional limitations of liability and indemnification. Section 13.01 of the Articles of Incorporation provides that a director shall not be personally liable to Duke Realty or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Duke Realty or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for voting for or assenting to an unlawful distribution, or (iv) for any transaction from which the director derived an improper personal benefit. Section 13.02 of the Articles of Incorporation generally provides that any director or officer of Duke Realty or any person who is serving at the request of Duke Realty as a director, officer, employee or agent of another entity shall be indemnified and held harmless by Duke Realty to the fullest extent authorized by the IBCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, certain employee benefits excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection with a civil, criminal, administrative or investigative action, suit or proceeding to which such person is a party by reason of the person’s service with or at the request of Duke Realty. Section 13.02 of the Articles of Incorporation also provides such persons with certain rights to be paid by Duke Realty for the expenses incurred in defending any such proceeding in advance of the final disposition and the right to enforce indemnification claims against Duke Realty by bringing suit against Duke Realty.

Duke Realty’s Articles of Incorporation authorize Duke Realty to maintain insurance to protect itself and any director, officer, employee or agent of Duke Realty or of another corporation, partnership, joint venture, trust or other enterprise against expense, liability or loss, whether or not Duke Realty would have the power to indemnify such person against such expense, liability or loss under the IBCL. Duke Realty currently maintains officer and director liability insurance.

Each of the partnership agreements, as amended, for the Operating Partnership and Duke Realty Services Limited Partnership also provides for indemnification of Duke Realty and its officers and directors to substantially the same extent provided to officers and directors of Duke Realty in its Articles of Incorporation and limits the liability of Duke Realty and its officers and directors to the Operating Partnership and its partners and to Duke Realty Services Limited Partnership and its partners, respectively, to substantially the same extent limited under Duke Realty’s Articles of Incorporation.

Item 7. Exemption from Registration Claimed. Not Applicable.

Item 8. Exhibits. See Exhibit Index, which is incorporated here by this reference.

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Duke Realty pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Duke Realty’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Duke Realty pursuant to the foregoing provisions, or otherwise, Duke Realty has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Duke Realty of expenses incurred or paid by a director, officer or controlling person of Duke Realty in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Duke Realty will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Duke Realty certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on July 31, 2015.

DUKE REALTY CORPORATION

By:	/s/ DENNIS D. OKLAK
Dennis D. Oklak
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Dennis D. Oklak and Ann C. Dee, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her, in any and all capacities, to sign this Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”) for the registration of certain securities of Duke Realty Corporation, any or all amendments to the Registration Statement (including, but not limited to, post-effective amendments), which amendments may make such changes in and additions to the Registration Statement as such attorneys-in-fact may deem necessary or appropriate, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date
/s/ DENNIS D. OKLAK Dennis D. Oklak	Chairman and Chief Executive Officer and Director (Principal Executive Officer)	July 31, 2015

/s/ MARK A. DENIEN Mark A. Denien	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 31, 2015

/s/ THOMAS J. BALTIMORE, JR Thomas J. Baltimore, Jr.	Director	July 31, 2015

/s/ WILLIAM CAVANAUGH III William Cavanaugh III	Director	July 31, 2015

/s/ ALAN H. COHEN Alan H. Cohen	Director	July 31, 2015

/s/ NGAIRE E. CUNEO Ngaire E. Cuneo	Director	July 31, 2015

/s/ CHARLES R. EITEL Charles R. Eitel	Director	July 31, 2015

/s/ Martin C. Jischke Martin C. Jischke	Director	July 31, 2015

/s/ MELANIE R. SABELHAUS Melanie R. Sabelhaus	Director	July 31, 2015

/s/ PETER M. SCOTT, III Peter M. Scott, III	Director	July 31, 2015

/s/ JACK R. SHAW Jack R. Shaw	Director	July 31, 2015

/s/ MICHAEL E. SZYMANCZYK Michael E. Szymanczyk	Director	July 31, 2015

/s/ LYNN C. THURBER Lynn C. Thurber	Director	July 31, 2015

/s/ ROBERT J. WOODWARD JR. Robert J. Woodward Jr.	Director	July 31, 2015

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1	Sixth Amended and Restated Articles of Incorporation of Duke Realty Corporation (filed as Exhibit 3.1 to the combined Current Report on Form 8-K of Duke Realty Corporation and the Operating Partnership, as filed with the Commission on January 5, 2015, and incorporated herein by this reference).

4.2	Fourth Amended and Restated Bylaws of Duke Realty Corporation (filed as Exhibit 3.2 to Duke Realty Corporation’s Current Report on Form 8-K as filed with the Commission on July 30, 2009, and incorporated herein by this reference).

5.1	Opinion of Alston & Bird LLP.

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included on signature page).

99.1	Duke Realty Corporation 2015 Long-Term Incentive Plan (filed as Exhibit 10.1 to the combined Current Report on Form 8-K of Duke Realty Corporation and the Operating Partnership, as filed with the Commission on May 4, 2015, and incorporated herein by this reference).